Exhibit 99.1

Ally Financial Reports Preliminary First Quarter 2011 Financial Results

•	Fifth consecutive quarter of profitability

•	First quarter 2011 net income of $146 million and core pre-tax income of $428 million

NEW YORK (May 3, 2011) – Ally Financial Inc. (Ally) today reported net income of $146 million for the first quarter of 2011, compared to $162 million for the first quarter of 2010. Net income was favorably affected by an income tax benefit resulting from a $101 million reversal of valuation allowance in Canada. Core pre-tax income, which reflects income from continuing operations before taxes and original issue discount (OID) amortization expense primarily from bond exchanges, totaled $428 million in the first quarter of 2011, compared to $584 million in the comparable prior year period.

“Ally has reported consistently profitable results for more than a year, and we are encouraged with the transformation to date and the progress we continue to see in the business,” said Chief Executive Officer Michael A. Carpenter. “Our auto franchise is flourishing, as we continue to generate strong origination volume from an increasingly diversified customer base. Additionally, the consumer value-proposition at Ally Bank continues to resonate as our customer base grows and satisfaction levels remain in the top quartile. While core pre-tax income was lower due to the moderation of certain factors that benefited us last year, we expect profitability to improve over time, as our cost of funds continues to decline, our credit mix becomes more balanced and the original issue discount from bond exchanges runs off.

“We also took some very important steps during the quarter toward repaying the U.S. taxpayer’s investment in Ally, including the sale of $2.7 billion of Ally trust preferred securities to third-party investors.”

Income/(Loss) From Continuing Operations by Segment

($ in millions)

				Increase/(Decrease) vs.
	1Q 11	4Q 10	1Q 10	4Q 10	1Q 10
North American Automotive Finance	$518	$589	$612	$(71)	$(94)
International Automotive Finance	40	12	47	28	(7)
Insurance	134	164	183	(30)	(49)

Global Automotive Services	$692	$765	$842	$(73)	$(150)
Mortgage Origination and Servicing	73	172	71	(99)	2
Legacy Portfolio and Other[1]	(39)	(49)	85	10	(124)

Mortgage Operations	$34	$123	$156	$(89)	$(122)
Corporate and Other (ex. OID)[2]	(298)	(355)	(414)	57	116

Core pre-tax income[3]	$428	$533	$584	$(105)	$(156)
OID amortization expense	326	301	397	25	(71)
Income tax (benefit) expense	(68)	36	36	(104)	(104)
(Loss) income from discontinued operations[4]	(24)	(117)	11	93	(35)

Net income	$146	$79	$162	$67	$(16)

1.	The Legacy Portfolio and Other segment primarily consists of loans originated prior to Jan. 1, 2009, and includes non-core business activities including portfolios in run off.
2.	Corporate and Other as presented includes the Commercial Finance Group, certain equity investments and Treasury activities, including the residual impact from the corporate funds transfer pricing and asset liability management activities.
3.	Core pre-tax income is defined as income from continuing operations before taxes and OID amortization expense primarily from bond exchanges.
4.	The following businesses are classified as discontinued operations: the U.S. consumer property and casualty insurance business (sale completed 1Q10); the U.K. consumer property and casualty insurance business; retail automotive finance operations in Poland (sale completed 2Q10), Argentina (sale completed 3Q10) and Ecuador (sale completed 1Q11); automotive finance operations in Australia (sale of auto finance retail credit portfolio completed 2Q10), Russia and Venezuela; the full-service leasing businesses in Australia (sale completed 2Q10), Belgium (sale completed 2Q10), France (sale completed 2Q10), Italy (sale completed 4Q09), Mexico (sale completed 4Q09), the Netherlands (sale completed 4Q09), Poland (sale completed 2Q10) and the U.K. (sale completed 4Q10); mortgage operations in Continental Europe and the U.K. (sales completed 3Q10 and 4Q10); and the Commercial Services Division (North American based factoring business) of the Commercial Finance Group in Corporate and Other (sale completed 2Q10).

Highlights

•	Began repayment of the U.S. taxpayer investment in Ally, as the U.S. Department of the Treasury sold $2.7 billion of Ally trust preferred securities to third-party investors.

•	Filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission for a proposed initial public offering.

•	Offering expected to consist of common stock to be sold by the U.S. Treasury.

•	Continued to establish auto finance franchise as the industry leader.

•	Ranked No. 1 overall auto lender in the U.S. (Source: AutoCount data from Experian Automotive – First Quarter 2011).

•	Global consumer auto originations from continuing operations totaled $14.3 billion during the quarter, an increase of 75 percent compared to the first quarter of 2010.

•	Ally Credit Canada Limited was added to the DealerTrack network of more than 6,000 Canadian dealers as a financing option for their customers.

•

SmartAuction, Ally’s online used vehicle auction, was named the Platinum Award recipient in the Online Auctions category of Auto Dealer Monthly’s 2011 Dealers’ Choice Awards and received the 2010 “Best Performance – eChannel” award from Avis Budget Group.

•	Named the preferred provider of financing to Subaru in Mexico.

•	Continued to improve liquidity position.

•	Renewed more than $16 billion of key existing funding facilities, including the refinancing of $15 billion in credit facilities at the parent company and Ally Bank.

•	Completed $7 billion of funding transactions during the quarter.

•	Achieved multi-notch rating upgrades.

•	Continued to expand Ally Bank and the company’s overall deposit base.

•	Deposits totaled $40.7 billion at the end of the first quarter, an increase of more than $1.6 billion compared to Dec. 31, 2010.

Liquidity and Capital

Ally’s consolidated cash and cash equivalents were $12.9 billion as of March 31, 2011, compared to $11.7 billion at Dec. 31, 2010. Included in the consolidated cash and cash equivalents balance are: $719 million at Residential Capital, LLC (ResCap), $3.7 billion at Ally Bank and $902 million at the insurance businesses. The increase in cash and cash equivalents was the result of higher funding activity than asset growth during the quarter.

Ally’s total equity at March 31, 2011, was $20.4 billion, compared to $20.5 billion at year-end 2010. The company’s preliminary first quarter 2011 tier 1 capital ratio was 14.7 percent, compared to 15.0 percent in the prior quarter. The decrease was due to an increase in risk-weighted assets primarily related to retail auto originations.

During the first quarter of 2011, Ally completed funding transactions totaling more than $7 billion, which included the issuance of $2.3 billion of unsecured debt, and the public and private sale of $4.6 billion of asset-backed securities in the U.S. and Canada. The company also renewed more than $16 billion of key existing funding facilities, which included the refinancing of $15 billion in credit facilities at both the parent company and Ally Bank with a syndicate of 21 lenders.

The company also took a key step in its plan to repay the U.S. taxpayer, as the U.S. Treasury was repaid $2.7 billion from the sale of all of the trust preferred securities it held in Ally.

Deposits

The company continued to grow deposits during the quarter through its subsidiaries, Ally Bank and ResMor Trust. Total deposits increased in the first quarter to $40.7 billion, from $39.0 billion at year-end 2010. Retail deposits at Ally Bank were $23.5 billion at March 31, 2011, compared to $21.8 billion at year-end 2010. Brokered deposits at Ally Bank totaled approximately $9.8 billion at quarter-end, compared to $10.0 billion at year-end 2010.

Ally Bank

For purposes of quarterly financial reporting, Ally Bank’s operating results are divided between the North American Automotive Finance and Mortgage Operations segments, based on its underlying business activities. During the first quarter of 2011, Ally Bank reported pre-tax income from continuing operations of $247 million, compared to $231 million in the corresponding prior year period. Performance in the quarter was driven by continued strong automotive originations. Total assets at Ally Bank were $72.6 billion at March 31, 2011, compared to $70.3 billion at year-end 2010. The growth in assets was due to the increase in automotive asset levels, offset by a decline in the mortgage held-for-sale portfolio.

Global Automotive Services

Global Automotive Services consists of Ally’s auto-centric businesses, including: North American Automotive Finance, International Automotive Finance and Insurance. Global Automotive Services reported first quarter 2011 pre-tax income from continuing operations of $692 million, compared to $842 million in the comparable prior year period.

North American Automotive Finance, which includes results for the U.S. and Canada, reported pre-tax income from continuing operations of $518 million in the first quarter of 2011, compared to $612 million in the comparable prior year period. Results were driven lower by the expiration of whole loan forward flow sales in the fourth quarter and a decline in lease gains due to lower terminations. This was partially offset by strong consumer revenue due to asset growth and a lower loan loss provision due to improved economic conditions and collections efficiency.

International Automotive Finance reported pre-tax income from continuing operations of $40 million in the first quarter of 2011, compared to $47 million in the same period last year. The decline was the result of increased provisions for commercial loan losses and lower net revenue. The company’s international auto finance footprint currently consists of 15 countries, including the company’s five core international markets: Germany, U.K., Brazil, Mexico and its joint venture in China.

Insurance, which focuses primarily on dealer-centric products, such as extended service contracts and dealer inventory insurance, reported pre-tax income from continuing operations of $134 million in the first quarter of 2011, compared to $183 million in the prior year period. The decline was driven by lower investment gains, offset by improved underwriting income as the result of lower losses and lower operating expense.

Automotive originations and penetration

Total consumer financing originations from continuing operations increased 75 percent during the first quarter of 2011 to $14.3 billion, compared to $8.2 billion in the prior year period. First quarter 2011 consumer auto originations were comprised of $9.6 billion of new originations, $2.5 billion of used originations and $2.2 billion of new leases, while first quarter 2010 consumer auto originations included $6.2 billion of new originations, $1.1 billion of used originations and approximately $800 million of new leases. Growth in consumer financing originations was driven by the expansion of the company’s retail originations platform, strong dealer relationships and the execution of incentive programs designed by GM and Chrysler. Leasing and used origination volume continued to increase, as Ally remains focused on diversifying its business mix under prudent underwriting principles. Leasing increased to 16 percent of total originations in the first quarter of 2011 from 10 percent in the corresponding period last year. Used originations increased to 17 percent of total originations in the first quarter of 2011 from 14 percent in the first quarter of 2010.

North American consumer financing originations in the first quarter of 2011 were $12.4 billion, which included $11.6 billion in the U.S. First quarter 2010 consumer financing originations in North America were $6.7 billion, which included approximately $6.0 billion in the U.S.

International consumer originations from continuing operations, which include a non-consolidated joint venture in China, were $1.9 billion during the first quarter of 2011, compared to $1.5 billion in the first quarter of 2010. International consumer originations continue to be driven by the company’s five key markets.

Ally’s average U.S. wholesale penetration for GM dealer stock was 82.3 percent in the first quarter of 2011, compared to 81.0 percent in the prior quarter and 84.2 percent in the first quarter of 2010. U.S. consumer penetration for GM was 51.9 percent during the first quarter of 2011, compared to 49.7 percent in the prior quarter and 33.5 percent in the first quarter of 2010.

Ally’s average U.S. wholesale penetration for Chrysler dealer stock was 69.9 percent in the first quarter of 2011, compared to 71.6 percent in the fourth quarter of 2010 and 71.4 percent in the corresponding period last year. Ally’s U.S. consumer penetration for Chrysler during the first quarter of 2011 was 33.7 percent, compared to 36.3 percent in the prior quarter and 42.1 percent in the first quarter of 2010.

Mortgage Operations

Ally’s Mortgage Operations, which includes ResCap and the mortgage activities of Ally Bank and ResMor Trust, ranks as the fourth largest originator and the fifth largest servicer in the U.S. (Source: Inside Mortgage Finance, Full Year 2010). Mortgage Operations reported pre-tax income from continuing operations of $34 million during the first quarter of 2011, compared to $156 million in the comparable prior year period.

The company’s Mortgage Operations business is reported as two distinct segments: Origination and Servicing and Legacy Portfolio and Other. The principal activities of the Origination and Servicing segment include originating, purchasing, selling, and securitizing conforming and government-insured residential mortgage loans in the U.S. and Canada; servicing residential mortgage loans for Ally and others; and providing collateralized lines of credit to other mortgage originators, which the company refers to as warehouse lending. In addition, the segment also originates high-quality prime jumbo mortgage loans in the U.S. The company utilizes three primary channels for originating mortgages: correspondent, retail and wholesale lending. The Legacy Portfolio and Other segment primarily consists of loans originated prior to Jan. 1, 2009, and includes non-core business activities including portfolios in run off.

The Origination and Servicing segment reported first quarter 2011 pre-tax income from continuing operations of $73 million, compared to pre-tax income from continuing operations of $71 million during the first quarter 2010. Results were driven by favorable servicing results due to market movement, net of hedge, and a gain from the sale of excess servicing rights, partially offset by a $79 million fair value adjustment due to higher expected future servicing and foreclosure costs and a decline in production due to lower industry volume and higher interest rates.

Total mortgage loan production from the Origination and Servicing segment in the first quarter of 2011 was $12.2 billion consisting primarily of prime conforming loans, compared to $23.8 billion in the fourth quarter of 2010 and $13.3 billion in the first quarter of 2010. Production decreased on a sequential basis due to the refinance market moderating during the quarter.

The Legacy Portfolio and Other segment of Mortgage Operations reported a pre-tax loss from continuing operations of $39 million, compared to pre-tax income from continuing operations of $85 million in the corresponding prior year period. The results in the quarter were primarily driven by lower net revenue as asset levels continued to decline and a higher provision for loan losses due to seasoning of the book. Additionally, the company sold domestic legacy assets with a net unpaid principal balance of $35 million during the quarter, which resulted in a net gain of $7 million.

The company reported a first quarter 2011 repurchase reserve expense of $26 million, compared to $180 million in the prior quarter and $49 million in the first quarter of 2010. The repurchase reserve balance remained flat compared to the prior quarter with remaining reserves primarily reflecting non-GSE claims. New claims were down 40 percent from the prior quarter and 66 percent from the corresponding period last year. The decline in new claims was driven by the settlements reached during 2010.

Mortgage Servicing Consent Order

On April 13, the company announced that it and certain of its subsidiaries had executed the Consent Order issued by the Board of Governors of the Federal Reserve and the Federal Deposit Insurance Corporation related to the servicing operation of its mortgage business. Ally has placed the highest priority on meeting the requirements of the Order. In this regard, the company has designated an internal executive team, with senior management from Ally Financial, GMAC Mortgage and Ally Bank, which will have oversight for the timely and high-quality compliance with the Order. Given the importance of this effort, Ally has also reassigned its general auditor with day-to-day responsibility for ensuring that all areas of the company are meeting the requirements of the Order on a timely basis.

Foreclosure Update

GMAC Mortgage continues to demonstrate a leadership position in preserving home ownership, as it has the highest HAMP conversion rate among the five largest servicers. Since 2008, GMAC Mortgage has completed more than 675,000 default workouts for borrowers, which comprises approximately 25 percent of loans serviced during that period.

GMAC Mortgage has made substantial improvements to its foreclosure policies and procedures and will continue making enhancements in line with the consent order.

Over the last six months, GMAC Mortgage has significantly bolstered the execution and documentation of its affidavit review process. The company has implemented additional quality control measures such as a file review by a separate internal group before the foreclosure process is initiated and an additional review prior to foreclosure sale.

In October, GMAC Mortgage also began assigning a single point of contact to borrowers in need of assistance during the loan modification process. Since that time, the company has been training staff and investing in technology to assist in identifying borrowers in need of assistance during the process.

Throughout its review process to date, GMAC Mortgage has found no instance where a homeowner was foreclosed upon without being in significant default.

Corporate and Other

Corporate and Other reported a first quarter 2011 core pre-tax loss of $298 million, compared to a core pre-tax loss of $414 million in the first quarter of 2010. Including

OID, Corporate and Other reported a pre-tax loss from continuing operations of $624 million in the first quarter of 2011, compared to a pre-tax loss from continuing operations of $811 million in the comparable prior year period. The improved results in the first quarter of 2011 were primarily due to lower losses recognized on the extinguishment of certain debt as well as the favorable mark-to-market impact on hedging activities. The performance of Corporate and Other during the first quarter of 2011 was also driven by the net impacts of the corporate funds transfer pricing methodology and asset liability management activities and $326 million of OID amortization expense. The net impact of the funds transfer pricing methodology represents the unallocated cost of maintaining the liquidity and investment portfolios and other unassigned funding costs and unassigned equity.

2011 Strategic Priorities

Ally has identified the following seven items as its strategic priorities for 2011:

•	Build the pre-eminent global auto finance franchise by being an ally to the dealer and strategic partner to the manufacturer.

•	Continue to grow Ally Bank by building upon the strong consumer value proposition.

•	Operate a leading mortgage origination and servicing platform with lower risk and higher operational efficiency.

•	Continuously improve funding and operating costs.

•	Effectively manage all business risks.

•	Build a winning culture that distinguishes Ally in the marketplace.

•	Work toward repayment of the U.S. Treasury’s investment over time.

Additional Financial Information

For additional financial information, the first quarter 2011 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/index.html.

About Ally Financial Inc.

Ally Financial Inc. (formerly GMAC Inc.) is one of the world’s largest automotive financial services companies. The company offers a full suite of automotive financing products and services in key markets around the world. Ally’s other business units include mortgage operations and commercial finance, and the company’s subsidiary, Ally Bank, offers retail banking products. With approximately $174 billion in assets as of March 31, 2011, Ally operates as a bank holding company. For more information, visit the Ally media site at http://media.ally.com.

Forward-Looking Statements

In this earnings release and in comments by Ally Financial Inc. (“Ally”) management, the use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “explore,” “positions,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and Ally’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for Ally, each of which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: maintaining the mutually beneficial relationship between Ally and General Motors (“GM”), and Ally and Chrysler; the profitability and financial condition of GM and Chrysler; securing low cost funding for us and Residential Capital, LLC (“ResCap”); our ability to realize the anticipated benefits associated with being a bank holding company, and the increased regulation and restrictions that we are now subject to; any impact resulting from delayed foreclosure sales or related matters; the potential for legal liability resulting from claims related to the sale of private-label mortgage-backed securities; risks related to potential repurchase obligations due to alleged breaches of representations and warranties in mortgage securitization transactions; changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; continued challenges in the residential mortgage markets; the continuing negative impact on ResCap and our mortgage business generally due to the recent decline in the U.S. housing market; uncertainty of our ability to enter into transactions or execute strategic alternatives to realize the value of our ResCap operations; the potential for deterioration in the residual value of off-lease vehicles; disruptions in the market in which we fund our operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of Ally, ResCap, Chrysler, or GM; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the Dodd-Frank Act).

Investors are cautioned not to place undue reliance on forward-looking statements. Ally undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contacts:

Gina Proia

646-781-2692

gina.proia@ally.com

Jim Olecki

212-884-7955

james.olecki@ally.com